from the desk of Samuel L. Neese Chief Executive Officer sneese@hubank.com 276.628.9181 276.619.2102

February 01, 2010

Dear Shareholders:

In 2009, the Board of Directors of Highlands Bankshares, Inc. decided to change its policy from considering payment of a cash dividend on an annual basis to a semi-annual basis. There are many things the board must consider when deciding whether or not to pay a cash dividend, and if so, how much. Some of the things to be considered are capital levels, the ability to raise capital, profits in prior periods, anticipated growth, extraordinary expenditures the bank either has made or will make, the economy, and the banking environment, to name a few.

As you are well aware, the economy and the banking environment are the most challenging they have been in decades. During the last two years, the industry has seen historic loan losses, investment write-downs, increases in the FDIC premiums that banks must pay to replenish the FDIC fund and significant increases in non-performing assets. It also has become very difficult for banks to raise new capital. As we look forward in 2010, the financial environment is uncertain. As a result, preserving capital is a primary focus of regulators, boards of directors and bank management teams. We believe that banks that maintain capital levels are the ones that will be better positioned for future success when the economy and the financial environment return to a more normal state.

Your Board of Directors and management team continue to make decisions that we believe will strengthen our balance sheet and that will enhance shareholder value over the long term. Because of this, the Board of Directors has determined that it is prudent to suspend our cash dividend at this time. The Board of Directors will consider the reinstatement of a cash dividend in July 2010.

Thank you for your continued confidence and support.

Sincerely,

/s/Samuel L. Neese

Samuel L. Neese

Chief Executive Officer